UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2016

FCB Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36586	27-0775699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Weston Road, Suite 300 Weston, Florida	33331
(Address of principal executive offices)	(Zip Code)

(954) 984-3313

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2016, Florida Community Bank, National Association (the “Bank”), a wholly-owned subsidiary of FCB Financial Holdings, Inc., (the “Company”) entered into amendments, dated as of December 6, 2016 (each, an “Amendment”), to each of the (i) Employment Agreement, made as of May 1, 2014, and as amended as of September 1, 2015 and April 1, 2016, between the Bank and Kent Ellert, its President and Chief Executive Officer (the “Ellert Employment Agreement”), (ii) Employment Agreement, made as of July 18, 2014, between the Bank and Vincent Tese, its Executive Chairman (the “Tese Employment Agreement”) and (iii) Employment Agreement made as of July 18, 2014, between the Bank and Les Liberman, its Executive Vice-Chairman (the “Lieberman Employment Agreement”, and collectively with the Ellert Employment Agreement and the Tese Employment Agreement, the “Employment Agreements”).

Pursuant to the Amendments, each of Messrs. Ellert’s, Tese’s and Lieberman’s terms of employment were extended to April 30, 2019, subject to earlier termination in accordance with the terms of the respective Employment Agreement, as amended. The Amendments also included a clarifying change regarding the eligibility of Messrs. Ellert, Tese and Lieberman to participate in the benefits and programs provided by the Company to executives and, in the case of Mr. Ellert, eliminated a prior provision which was no longer applicable after the first anniversary of the Company’s August 2014 public offering.

The foregoing descriptions of the terms of the Amendments are qualified in their entirety by the full text of the Amendments, copies of which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and which are incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Amendment to Employment Agreement, dated as of December 6, 2016, between the Florida Community Bank, National Association and Kent Ellert.

10.2	Amendment to Employment Agreement, dated as of December 6, 2016, between the Florida Community Bank, National Association and Vincent Tese.

10.3	Amendment to Employment Agreement, dated as of December 6, 2016, between the Florida Community Bank, National Association and Les Lieberman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FCB FINANCIAL HOLDINGS, INC.

Dated: December 12, 2016	By:	/s/ Jennifer L. Simons
Jennifer L. Simons
Chief Financial Officer